TUKE YOPP & SWEENEY, PLC
                           Attorneys
                Bank of America plaza, Suite 1100
                       414 Union Street
                   Nashville, Tennessee 37219
                             -----
                    Telephone (615) 313-3300
                    Facsimile (615) 313-3310

                       December 14, 1999

DTC Communications Corp.
111 High Street
Alexandria, TN 37012-247

     RE:  Registration Statement on Form S-4 (SEC File No. 333-89709)

Ladies and Gentlemen:

     This opinion is issued in connection with the registration statement of DTC Communications Corp. ("DTC") on Form S-4 (File No. 333-89709) (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 3,000,000 shares (the "Shares") of common stock, no par value, of DTC ("DTC Common Stock") to be issued to members of DeKalb Telephone Cooperative, Inc. (the "Cooperative") upon the merger by the Cooperative with DTC (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of October 18, 1999 (the "Plan"), by and between the Cooperative and DTC.

     In connection with this opinion letter, we have examined, among other things, the Amended and Restated Charter and By-Laws of DTC, the Registration Statement and any amendments thereto (including the Information Statement/ Prospectus that forms a part of the Registration Statement) and the Plan, and are familiar with the proceedings taken by DTC relating to the Merger.
We have also examined such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective and the Merger consummated in accordance with applicable law and the Plan, the Shares of DTC Common Stock to be issued to members of the Cooperative, when issued pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     Our opinion is directed to the Board of Directors of DTC and addresses only the specific legal matters set forth above. Our opinion may not be relied upon by any persons other than said directors and members of the Cooperative entitled to vote at the special meeting of the Cooperative's members described in the Information Statement/Prospectus included in Part I of the Registration Statement. We note that attorneys in our firm are members of the bar of the State of Tennessee, and the opinion set forth above is restricted to matters controlled by United States federal laws and the laws of the State of Tennessee. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

     We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Information Statement/Prospectus included in Part I of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ TUKE YOPP & SWEENEY, PLC